UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 6, 2006

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2530 Meridian Parkway, 2nd Floor, Durham, North Carolina		27713
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities.

In a transaction that closed on July 6, 2006, Smart Online, Inc. (the "Company") sold 100,000 shares of its common stock to The BlueLine Fund ("BlueLine"), a current investor of the Company. The private placement shares were sold at $2.50 per share pursuant to a Subscription Agreement between the Company and BlueLine. The amount raised in the private placement is $250,000. The Company and BlueLine have entered into a Subscriber Rights Agreement whereby the Company has an obligation to register the shares sold for resale by the purchaser by filing a registration statement on or before September 30, 2006. If a registration statement is not filed by that date, the Company is obligated to pay a penalty obtained by multiplying the total purchase price for the shares by 0.5% by the number of prorated thirty (30) day periods after the target registration date. At the Company sole's discretion, this penalty can be paid in the number of shares obtained by dividing the total penalty amount by the per share purchase price. BlueLine has also entered into a Dribble Out Agreement with the Company pursuant to which it may sell up to twenty-five percent (25%) of the shares during any rolling thirty (30) day period, following the effective date of the registration statement.

The shares sold to BlueLine in this transaction were sold in reliance upon the exception afforded by Rule 506 of Regulation D of the Securities and Exchange Commission ("SEC") and Section 4(2) of the Securities Act of 1933, as amended. The sale is to a single accredited investor (as such term is defined in Rule 501(a) of Regulation D) who is acquiring shares of the Company for investment purposes only. BlueLine now owns 800,000 shares of the Company's common stock.

Proceeds from this transaction are expected to be used primarily to pay for ongoing operations, current liabilities, and legal and professional expenses related to matters regarding the internal investigation and the SEC matters, audit and professional fees related to SEC filings, and installment payments due the sellers for the acquisition of iMart Incorporated.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

July 10, 2006	By:	/s/ Nicholas A. Sinigaglia

Name: Nicholas A. Sinigaglia
Title: Chief Financial Officer